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CleveTrust
Realty Investors
A Real Estate Trust

2001 Crocker Road                                      Telephone 216/899-0909
Suite 400                                                    Fax 216/899-1507
Westlake, Ohio 44145                                       clevetrust@aol.com

     NEWS RELEASE

     FOR IMMEDIATE RELEASE

                          CLEVETRUST REALTY INVESTORS
                WILL PROCEED WITH PROPOSAL FOR A PLAN OF ORDERLY
            LIQUIDATION AS NEGOTIATIONS WITH RM CROWE ARE TERMINATED

WESTLAKE, OHIO, APRIL 4, 1997 -- John C. Kikol, Chairman and President of CleveTrust Realty Investors (CTRIS-Nasdaq), announced today that the Trust and RM Crowe Company, a Texas Corporation ("RMC"), have terminated negotiations concerning a proposal by RMC to acquire all of the shares of the Trust at a price of $6.42 per share. The Trust and RMC were unable to agree on certain terms to be included in the proposed definitive agreement. The Trust now intends to proceed with its previously announced proposed plan of liquidation (the "Plan"), and has schedule a Shareholders' Meeting for April 29, 1997, to obtain shareholders' approval to implement the plan.

On September 24, 1996, the Trust announced that the proposed Plan could take a period of approximately three years and stated that the estimated distributions to shareholders should be in the range of $5.00 to $6.50 per share. Based upon the recent sales and the strong interest in the Trust's properties, the Trustees and Management are optimistic that the liquidation can be completed sooner than originally anticipated, and the Trustees currently estimate that the liquidation distributions to shareholders should be in the range of $6.00 to $6.50 per share. This is a forward-looking statement, and the actual results could be affected by many factors, including demand and availability in the market for the type and location of properties owned by the Trust and the availability and terms of financing for commercial real estate.

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Since October 1, 1996, the Trust has sold four of its properties resulting in gains of approximately $7,170,000. The Trust has purchase offers on several other properties, including a pending sales contract on the Executive Club Building in Denver at a sales price of $5,300,000, which is scheduled to close within the next 30 days. Additionally, the Trust has received an offer on the Spring Village Shopping Center in Davenport, Iowa, which excludes and adjacent restaurant pad site, for $4,450,000 from the same Buyer that recently purchased the Warren Plaza Shopping Center in Dubuque, Iowa. Although the Trust anticipates that both of these properties will be sold to the prospective purchasers, there can be no assurance that the transactions will ultimately be completed.

As a result of the recent property sales, the Trust has repaid in full its $6,000,000 bank loan and currently has cash available for future distributions of approximately $9,000,000. Assuming that the shareholders approve the proposed Plan at the April 29, 1997 Shareholders' Meeting, liquidation distributions to the shareholders will commence immediately thereafter.


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